Exhibit 10.2

EQT CORPORATION
2011 VOLUME AND EFFICIENCY PROGRAM

EQT Corporation (the “Company”) hereby establishes this EQT Corporation 2011 Volume and Efficiency Program (the “Program”) as of this 1st day of March, 2011, in accordance with the terms provided herein.

WHEREAS, the Company maintains certain long-term incentive award plans including the 2009 EQT Corporation Long-Term Incentive Plan (the “2009 Plan”) for the benefit of its employees and executives, of which the Program is a subset;

WHEREAS, in order to align the interests of employees with the interests of the shareholders and customers and the strategic objectives of the Company, the Company desires to provide long-term incentive award opportunities through the Program in the form of awards qualifying as “Performance Awards” under the 2009 Plan;

NOW, THEREFORE, the Company hereby adopts the Program on the following terms and conditions:

Section 1.  Program Purpose.  The purpose of the Program is to provide long-term incentive award opportunities to key employees and to align their interests with those of the Company’s shareholders and customers and with the strategic objectives of the Company.  Awards granted hereunder may be earned by achieving pre-determined absolute performance levels and by satisfying certain employment requirements, and are forfeited if defined performance levels or employment requirements are not achieved.  By placing a portion of the employee’s compensation at risk, the Company has an opportunity to reward exceptional performance or reduce the compensation opportunity when performance does not meet expectations.  The Program shall be construed consistent with the provision of the 2009 Plan with respect to awards to Covered Employees, as such term is defined in the 2009 Plan, and the deductibility of such awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 2.  Effective Date.  The effective date (the “Effective Date”) of this Program is March 1, 2011.  The Program will remain in effect until the earlier of the payment date, March 15, 2014 or the closing date of a Change of Control of the Company, determined in accordance with Section 11, unless otherwise amended or terminated as provided in Section 24 (“Termination Date”).

Section 3.  Eligibility.  The Chief Executive Officer of the Company (the “CEO”) shall, in his or her sole discretion, recommend the employees of the Company who shall be eligible to participate in the Program.  The CEO’s selections will become participants in the Program (the “Participants”) only upon approval by the Compensation Committee of the Board of Directors (the “Committee”), comprised in accordance with the requirements of the 2009 Plan.  In the event that an employee is hired or promoted by the Company during any Performance Period, as defined below, the employee may become eligible to participate in the Program, subject to Committee approval, in the next succeeding Performance Period.

Section 4.  Participant Classifications.  Upon the grant of an award under the Program, each Participant shall be designated as one of the following, depending on his or her primary responsibilities with the Company:

a)                                    Production Participants.  These are Participants whose principal responsibilities at the date of grant are within the Company’s Production business.

b)                                   Midstream Participants.  These are Participants whose principal responsibilities at the date of grant are within the Company’s Midstream business but does not include employees whose principal responsibilities at the date of grant are within the Company’s Commercial business.

c)                                    Commercial Participants.  These are Participants whose principal responsibilities at the date of grant are within the Company’s Commercial business.

d)                                   Headquarters Participants.  These are Participants whose principal responsibilities at the date of grant are within the Company’s corporate headquarters function, rather than within a specific operating business.

Section 5.  Performance Awards.  Each Participant shall be allocated a number of performance share units (the “Target Share Units”) relative to one or more of the Performance Periods, as may be specified in the award and subject to the conditions provided herein, the value of which is determined by reference to the Company’s stock.  Allocations of Target Share Units shall be proposed by the CEO and approved by the Committee.  The Target Share Units may be increased by as much as three times the number awarded or reduced to zero, based on the achievement of the applicable Performance Conditions in accordance with Sections 6 through 11 hereof.  The Committee shall have no discretion to increase the Target Share Units or the Awarded Share Units. The Committee may, in its discretion and for any reason, reduce the amount of Awarded Share Units paid to any Participant.

The Target Share Units shall be held in escrow by the Company subject to satisfaction of the terms and conditions described below.  A Participant shall have no right to exchange the Target Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such share units and any future rights to benefits.

Section 6.  Performance Conditions.  Subject to Section 12, the total number of Target Share Units that may be issued (“Awarded Share Units”) to a Participant will be based on the Company’s performance during the relevant Performance Periods with respect to Total Sales Volume, Capital Adjusted Production Growth, and one or more of the following operational efficiency measures (depending on the Participant’s classification as provided in Section 4): (i) Improvement in Production Development Capital per Unit, (ii) Improvement in Direct Gathering & Compression Expense per Unit, and (iii) Improvement in Commercial Expense per Unit, each as calculated below

(collectively as to each Participant, the “Performance Conditions”).  Each of such performance measures is defined as follows for purposes of the Program:

a)                                    Total Sales Volume.  Total Sales Volume for each Performance Period equals the sum of the production total sales volumes (bcfe) reported in the applicable Form 10-Q for each quarter and, in the case of the fourth quarter of any year, the volumes calculated for the fourth quarter by reducing the annual production total sales volume reported in the Form 10-K by the quarterly production total sales volumes reported in the Forms 10-Q for the first three quarters of such year.  For the avoidance of doubt, Total Sales Volume (i) is determined solely by the volumes reported, regardless of any subsequently identified prior period adjustment, (ii) represents the Company’s interest in gas and oil sales during the applicable period, (iii) does not include gathered volumes, and (iv) will be measured at the sales meter.

b)                                   Capital Adjusted Production Growth (“CAPG”).  CAPG is a measure of production growth adjusted for changes in capital (debt and equity).  For a given level of production, CAPG will be positively impacted as the Company uses its capital efficiently and CAPG will be negatively impacted if the Company uses its capital inefficiently.  CAPG is calculated in three parts: (A) the Measurement Year Share Price multiplied by prior year Shares Outstanding, (B) prior year Total Sales Volumes divided by measurement year Total Sales Volumes, and (C) Measurement Year Share Price multiplied by measurement year Shares Outstanding, plus measurement year Net Debt minus prior year Net Debt.  CAPG is calculated as: (X) (A) divided by the product of (B) and (C) minus (Y) one.  Inputs for the CAPG calculation are: Measurement Year Share Price, Shares Outstanding, Total Sales Volumes, and Net Debt.  “Measurement Year Share Price” means the average closing price of the Company’s common stock on the last ten (10) business days of the measurement year, as reported in The Wall Street Journal (or in such other reliable printed or electronic publication that the Committee, in its discretion, may determine to rely upon); the other inputs shall be derived from the Company’s annual 10-K and quarterly 10-Q filings. “Shares Outstanding” means the basic weighted average shares outstanding for the applicable period.  “Net Debt” means the sum of short and long-term debt minus cash, in each case at the end of the applicable period, adjusted for margin deposits.

c)                                    Improvement in Production Development Capital per Unit (“Improvement in PDCU”).  The Improvement in PDCU shall be measured by the Capital Efficiency of each Performance Period.   “Capital Efficiency” shall equal, for each Performance Period, the Gross Drilling Capital Dollars divided by EUR for such period.  “Gross Drilling Capital Dollars” for a Performance Period shall equal the sum of the gross value set forth on closed Authorizations for Expenditures (“AFEs”) at the end of such Performance Period for New Wells plus the estimated gross value when complete for open AFEs at the end of such Performance Period for New Wells.  The estimated gross value when complete for open AFEs shall be prepared by the EQT Production segment and approved by the Vice President and Corporate Controller. “New Completed Wells” for a Performance Period shall mean the wells spud in such Performance Period that are operated by the Company and that are neither exploratory wells nor third-party wells.  “EUR” for a Performance Period shall mean the gross estimated ultimate reserves developed in mcfe for the New Wells for such Performance Period as set forth in a report prepared by the EQT Production segment and approved by the Vice President and Corporate Controller.   Such gross EUR values shall be audited on a well by well basis by Ryder Scott and all differences shall be resolved in favour of Ryder Scott’s estimate.  Ryder Scott shall issue a written report summarizing the results of its audit.

d)                                   Improvement in Direct Gathering & Compression (“DG&C”) Expense per Unit (“Improvement in DG&C”).  The Improvement in DG&C shall be measured by the DG&C Efficiency of each Performance Period.   “DG&C Efficiency” shall equal, for each Performance Period, the DG&C Expense divided by the Throughput for such period.  The “DG&C Expense” for a Performance Period shall be determined by (a) multiplying EQT Midstream’s gathering and compression per unit expense for such Performance Period (each as reported in the Company’s Form 10-K for the year then ended (as applicable, the “Information Source”)) by (X) the gathered volumes for the corresponding period (each as reported in the Information Source) and (Y) 1,000, and (b) subtracting the property taxes included in such amount for the corresponding period.  The “Throughput” for a Performance Period shall equal EQT Midstream’s gathered volumes for such Performance Period as reported in the Information Source multiplied by 1,000.

e)                                    Improvement in Commercial Expense per Unit (“Improvement in CEPU”).  The Improvement in CEPU shall be measured by the Commercial Expense Per Unit (“CEPU”) of each Performance Period.  The CEPU shall equal, for each Performance Period, the Gross Direct Commercial Expense divided by Total Marketed Volumes.  “Gross Direct Commercial Expenses” for a Performance Period shall be calculated as all direct commercial costs reported in the Company’s accounting system.  Gross Direct Commercial Expenses shall not include corporate overhead allocated to the commercial business.  “Total Marketed Volumes” for a Performance Period shall be calculated as the total marked volumes (excluding transactions between EQT Sales Marketing and EQT Energy) reported in EQT Energy’s accounting system.  Gross Direct Commercial Expenses and Total Marketed Volumes for a Performance Period shall be set forth in a report prepared by the commercial business and approved by the Vice President and Corporate Controller.

f)                                       Calculations.  For the avoidance of doubt, all elements of each Performance Condition shall be determined solely as described above, without giving effect to any subsequently identified prior period adjustment.  In addition, for each individual Performance Period and for the three-year cumulative Performance Period, each Performance Condition shall be measured on a basis consistent with current practice as of the Effective Date.

Section 7.  Performance Periods.  The Performance Conditions shall be measured over three performance periods (“Performance Periods”) as follows:

Performance Period	Dates
#1	January 1, 2011 – December 31, 2011
#2	January 1, 2012 – December 31, 2012
#3	January 1, 2013 – December 31, 2013

Section 8.  Allocation of Target Share Units among Performance Periods.  Unless otherwise specifically allocated for a particular Performance Period or Periods, the Target Share Units for each Participant will be divided into 20%, 30% and 50% increments for the first, second and third Performance Periods, respectively.

Section 9.  Application of Performance Conditions to Individual Performance Periods.  Except as provided in Section 11, a Participant’s Target Share Units for each Performance Period will be multiplied by the consolidated Payout Factor for such period, which is derived by adding together the individual weighted Payout Factors identified on the 2011 Long-Term Incentive Program Payout Matrix (Attachments A and B) that correspond to the specific performance metrics applicable to such Participant.  The result of the calculation is the number of Awarded Share Units for the Performance Period which may be issued to such Participant contingent upon satisfaction of the Employment Conditions set forth in Section 12.

Section 10.  Potential Three-Year Cumulative Performance Award.  Participants are eligible to receive a three-year cumulative performance award, calculated in accordance with this Section 10, subject to satisfaction of the Employment Conditions set forth in Section 12.  Upon completion of the third Performance Period, the cumulative or average (as the case may be) performance metrics for the three Performance Periods shall be calculated and measured against the Payout Factors identified on Attachments A and B.  If the total number of share units resulting from uniformly applying the cumulative Payout Factor is greater than or equal to the total number of share units resulting from applying each individual Performance Period Payout Factor identified in accordance with Section 9, above, then the Target Share Units for each Performance Period for such eligible Participants shall be adjusted to the higher amount by applying the cumulative Payout Factor.  In the event that any Performance Period terminates due to a Change of Control, as provided in Section 11, no cumulative performance award shall be payable pursuant to this Section 10.

Section 11.  Change of Control.  Notwithstanding Section 9 of the 2009 Plan, the performance criteria and other restrictions and conditions on any outstanding award shall not automatically lapse or be deemed to be achieved, fulfilled or waived in the event of a Change of Control, as then defined in the 2009 Plan.  The Committee may, in the event of a Change of Control, cause the then-current Performance Period to terminate on the date of the Change of Control.  If the Performance Period terminates, the performance metrics shall be calculated for the number of reported calendar quarters in the Performance Period.  The Performance Factor amounts identified on Attachments A and B for the then-current Performance Period shall be divided by four and multiplied by the number of reported calendar quarters in such Performance Period, and compared to actual metrics, calculated in accordance with this Program to determine the corresponding Payout Factor.  The Target Share Units for the then-current Performance Period will be multiplied by the corresponding Payout Factor.  The result of this calculation will then be multiplied by a fraction, the numerator of which is the number of completed days within the then-current Performance Period and the denominator of which is the number of days in the Performance Period, to calculate the Awarded Share Units for such Performance Period that will be paid to a Participant, contingent upon satisfaction of the Employment Conditions set forth in Section 12.

Section 12.  Employment Conditions.  Payments under the Program are expressly contingent upon satisfaction of the employment conditions set forth in this Section (the “Employment Conditions”).  Awarded Share Units shall vest only upon satisfaction of the Employment Conditions.

(a)                               Termination during or prior to commencement of a Performance Period.  Target Share Units applicable to a particular Performance Period shall be forfeited if the Participant’s employment is terminated for any reason during, or if the Participant is not otherwise employed by the Company throughout, the Performance Period (or, if applicable, early termination of the Performance Period by reason of a Change of Control pursuant to Section 11).

(b)                              Termination following a Performance Period.  Awarded Share Units applicable to any Performance Period shall be forfeited if the Participant’s employment is terminated for any reason after the end of such Performance Period and prior to the earlier of (i) the payment of Awarded Share Units as provided in Section 14, or (ii) the early termination of the then-current Performance Period by reason of a Change of Control or otherwise; except for (A) an involuntary termination of the Participant’s employment by the Company for reasons other than misconduct, failure to perform or other cause, (B) the Participant’s death, or (C) the Participant’s disability, as defined in Section 409A(a)(2)(C) of the Code.

Notwithstanding the foregoing, Awarded Share Units shall be forfeited if the Participant’s employment is terminated by reason of voluntary resignation prior to the date of payment.  For purposes of this Program, the effective date of a Participant’s termination shall be the date on which the Participant ceased to perform services as an employee of the Company, without regard to accrued vacation, severance or other benefits or the characterization thereof on the payroll records of the Company.

Section 13.  Dividends.  Following the end of a Performance Period and until payment or forfeiture thereof, each Awarded Share Unit for such Performance Period will be cumulatively credited with dividends that are paid on the Company’s common stock in the form of additional share units.  These additional share units shall be deemed to have been purchased on the last business day of the month in which the record date for the dividend occurs using the closing price for the Company’s common stock as reported in The Wall Street Journal (or in such other reliable printed or electronic publication that the Committee, in its discretion, may determine to rely upon) and shall be subject to all the same conditions and restrictions as provided in this Program applicable to the underlying Awarded Share Units.

Section 14.  Payment.  Subject to Section 12, Awarded Share Units shall be payable as provided in this Section 14:

(a) Participant Employment Not Terminated.  Where a Participant’s employment by the Company has not terminated or a Change of Control has not occurred, Awarded Share Units shall be paid on a date selected by the Company that is no later than March 15, 2014.  Such Awarded Share Units will be distributed in shares of the Company’s common stock.  The number of shares of stock issued to Participants shall be based on the Fair Market Value of the Company’s common stock as of the last business day of 2013.

(b) Change of Control.   Awarded Share Units paid pursuant to Section 11 shall be paid on a date selected by the Company that is no later than 60 days after the date of the Change of Control.  Such Awarded Share Units will be distributed in shares of the Company’s common stock.  The number of shares of stock issued to Participants shall be based on the Fair Market Value of the Company’s common stock as of the date of the Change of Control.

(c) Participant Death, Disability or Involuntary Termination for Reasons Other Than Misconduct, Failure to Perform or Other Cause. Where a Participant’s employment by the Company is terminated by reason of death, disability or involuntary termination for reasons other than misconduct, failure to perform or other cause, Awarded Share Units shall be paid on a date selected by the Company that is no later than 60 days after the Participant’s qualifying termination of employment.  Such Awarded Share Units will be distributed in shares of the Company’s common stock.   The number of shares of stock issued to Participants shall be based on the Fair Market Value of the Company’s common stock as of the last business day of the month preceding the date of employment termination.

The maximum amount payable to any one Participant under the Program shall be the amount set forth and as calculated in the 2009 Plan with respect to Performance Awards, which limit has been approved by the shareholders of the Company.  No elections shall be permitted with respect to the timing of any payments. Notwithstanding the foregoing, the Committee may determine, in its discretion and for any reason, that the Awarded Share Units will be paid in whole or in part in cash.  Awarded Share Units paid to Participants hereunder shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board of Directors of the Company or any committee thereof, to the extent such policy is applicable to the Awarded Share Units.  Fractional shares shall be paid in cash.

Section 15.  Responsibilities of the Committee.  The Committee has responsibility for all aspects of the Program’s administration, including:

•                Determining and certifying in writing the extent to which the Performance Conditions and other conditions have been achieved prior to any payments under the Program,

•                Making regulatory filings and taking actions as may be required by governmental agencies,

•                Ensuring that the Program is administered in accordance with its provisions,

•                Approving Program Participants,

•                Interpreting and administering the Program and any instrument or agreement relating to, or award made under, the Program,

•                Authorizing Target Share Unit awards to Participants,

•                Determining the terms and conditions of awards,

•                Ruling on any disagreement between Program Participants, the Company, and any other interested parties to the Program,

•                Adopting, amending, suspending, waiving and rescinding such rules and regulations as deemed necessary or advisable to administer the Program,

•                Making decisions and determinations as required under the Program or as deemed necessary or advisable for administration of the Program,

•                Prescribing the form of any award agreement, which need not be identical for each Participant,

•                Correcting plan defects and reconciling inconsistencies, and

•                Maintaining final authority to modify or terminate the Program at any time.

The Committee also has responsibility for all aspects of the Program’s administration, including:

•                Approving program financial measures and performance,

•                Approving award payouts, and

•                Exercising payout discretion on performance based awards.

The interpretation and construction by the Committee of any provisions of the Program or of any Target Share Units or Awarded Share Units shall be final.  All conditions of the Target Share Units must be approved by the Committee.  As early as practicable prior to or during the Performance Period, the Committee shall approve the number of Target Share Units to be awarded to each Participant.  The associated terms and conditions of the Program will be communicated to Participants as close as possible to the date an award is made.  The Participant will sign and return a participant agreement to the Chief Human Resources Officer or his or her designee.

Section 16.  Tax Consequences to Participants.  It is intended that: (i) until the Performance Conditions and Employment Conditions are satisfied and payment is made, a Participant’s right to an award under this Program shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; (ii) the Awarded Share Units shall be subject to employment taxes only upon the satisfaction of the Performance Conditions and Employment Conditions; and (iii) until the Awarded Share Units are actually paid to the Participant, the Participants shall have merely an unfunded, unsecured promise to be paid the benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.  It is further intended that, because a Participant cannot actually or constructively receive the Target or Awarded Share Units prior to payment, the Participant will not be in actual or constructive receipt of the Target or Awarded Share Units within the meaning of Code Section 451 until they are actually paid.

Section 17.  Nonassignment.  A Participant shall not be permitted to assign, alienate or otherwise transfer his or her Target or Awarded Share Units and any attempt to do so shall be void.

Section 18.  Impact on Benefit Plans.  Payments under the Program shall not be considered as earnings for purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans.  Nothing herein shall prevent the Company from maintaining additional compensation plans and arrangements, provided however that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Program regardless of whether the Performance Conditions were attained.

Section 19.  Successors; Changes in Stock.  The obligation of the Company under the Program shall be binding upon the successors and assigns of the Company.  If a dividend or other distribution shall be declared upon the Company’s common stock payable in shares of Company common stock, the Target and Awarded Share Units shall be adjusted by adding thereto the number of shares of Company common stock which would have been distributable thereon if such Target and Awarded Share Units had been actual Company shares and outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.  In the event of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash, or extraordinary distribution to shareholders of the Company’s common stock, the Target and Awarded Share Units shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants which would otherwise result from any such transaction, provided such adjustment shall be consistent with Code Section 162(m).

In the case of a Change of Control, any obligation under the Program shall be handled in accordance with the terms of Section 11 hereof.  In any case in which the Company’s common stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each performance share units constituting an award, units representing the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding share of the Company’s common stock shall be so changed or for which each such share shall be exchangeable (and substituting the Federal one-year Treasury Bill interest rate for dividends in the case of units represented by cash or property).  In the case of any such adjustment, the Target and Awarded Share Units shall remain subject to the terms of the Program.

Section 20.  Dispute Resolution.  A Participant may make a claim to the Committee with regard to a payment of benefits provided herein.  If the Committee receives a claim in writing, the Committee must advise the Participant of its decision on the claim in writing in a reasonable period of time after receipt of the claim (not to exceed 120 days).  The notice shall set forth the following information:

(a)                               The specific basis for its decision,

(b)                              Specific reference to pertinent Program provisions on which the decision is based,

(c)                               A description of any additional material or information necessary for the Participant to perfect a claim and an explanation of why such material or information is necessary, and

(d)                              An explanation of the Program’s claim review procedure.

Section 21.  Applicable Law.  This Program shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

Section 22.  Severability.  In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 23.  Headings.  The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.

Section 24.  Amendment or Termination of this Program.  This Program may be amended, suspended or terminated by the Company at anytime upon approval by the Committee without liability therefor, including without limitation any potential liability for potential cumulative performance awards described in Section 10 hereof; provided, however, the Committee may not amend, suspend or terminate the Program with respect to the then-current Performance Period except within the first 90 days of such Performance Period and no amendment, suspension or termination shall adversely affect a Participant’s rights to his or her award for prior Performance Periods, subject to satisfaction of the Employment Conditions set forth in Section 12.  Upon termination of the Program, all Target Share Units shall automatically be forfeited and terminate without further action required of the Company.  Amendment, suspension or termination must be approved by the Committee.

*            *            *

Attachment A

2011 Volume and Efficiency Program Payout Matrix:

Volume and CAPG Components

		Performance Period
Metric	Payout Factor	2011	2012	2013	Cumulative
Total Sales Volume BCFE (weighted at 60%)	0x	<134	<134	<134	<402
	1x	170	190	210	570
	2x	175	210	255	640
	3x	185	260	355	800
	Plan Multiple	2011	2012	2013	Average
Capital Adjusted Production Growth (CAPG) (weighted at 20%)	0x				0%
	1x				10%
	2x				25%
	3x				35%

* The Payout Factor between defined targets is interpolated but capped at 3x.

Attachment B

2011 Volume and Efficiency Program Payout Matrix:

Efficiency Components

		Performance Period
Operational Efficiency Metrics	Payout Factor	2011	2012	2013	3 – Year Average
Improvement in Production Development Capital per Unit – Operated Wells (weighted at 20%) (Production Participants Only)	0x	> $1.09	> $1.09	> $1.09	> $1.09
	1x 5% Reduction	$1.036	$.984	$.935	$.985
	2x 8% Reduction	$1.003	$.923	$.849	$.925
	3x 10% Reduction	$.981	$.883	$.795	$.886
Improvement in Direct Gathering and Compression Expense per Unit (weighted at 20%) (Midstream Participants Only)	0x	> $.34	> $.34	> $.34	> $.34
	1x 5% Reduction	$.323	$.307	$.292	$.307
	2x 8% Reduction	$.313	$.288	$.265	$.288
	3x 10% Reduction	$.306	$.275	$.248	$.276
Improvement in Commercial Expense per Unit (weighted at 20%) (Commercial Participants Only)	0x	>$.05	>$.05	>$.05	>$.05
	1x 5% Reduction	$.048	$.045	$.043	$.045
	2x 8% Reduction	$.046	$.042	$.039	$.042
	3x 10% Reduction	$.045	$.041	$.036	$.041

*The Efficiency Component Payout Factor for Headquarters Participants shall be calculated as the Payout Factors derived from the three above Operational Efficiency Metrics (weighted at 50% Production, 25% Midstream and 25% Commercial).  **